January 2025

Pricing Supplement No. 5,905

Registration Statement Nos. 333-275587; 333-275587-01

Dated January 31, 2025

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Jump Notes with Auto-Callable Feature due February 3, 2028

Based on the Performance of the VanEck Vectors® Oil Services ETF

Fully and Unconditionally Guaranteed by Morgan Stanley

The notes are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The notes will pay no interest and will have the terms described in the accompanying product supplement and prospectus, as supplemented and modified by this document. The notes will be automatically redeemed if the closing price of the VanEck Vectors® Oil Services ETF on any annual determination date is greater than or equal to the initial share price, for an early redemption payment of approximately 8.85% per annum, as described below. No further payments will be made on the notes once they have been redeemed. At maturity, if the notes have not previously been redeemed and the final share price of the underlying shares is greater than or equal to the initial share price, investors will receive the stated principal amount plus a fixed positive return, as set forth below. However, if the notes are not automatically redeemed prior to maturity and the final share price is less than the initial share price, investors will receive only the stated principal amount of their investment, without any positive return on the notes.

The notes are for investors who are concerned about principal risk but seek an equity fund-based return, and who are willing to forgo current income in exchange for the possibility of receiving an early redemption payment or payment at maturity greater than the stated principal amount if the underlying shares close at or above the initial share price on an annual determination date. Investors will not participate in any appreciation of the underlying shares. Because all payments on the notes are based on the value of the underlying shares, you will not receive a positive return on the notes unless the underlying shares close at or above the initial share price on an annual determination date. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Issue price:	$1,000 per note (see “Commissions and issue price” below)
Stated principal amount:	$1,000 per note
Aggregate principal amount:	$385,000
Pricing date:	January 31, 2025
Original issue date:	February 5, 2025 (3 business days after the pricing date)
Maturity date:	February 3, 2028
Interest:	None
Underlying shares:	Shares of the VanEck Vectors® Oil Services ETF (the “Fund”)
Early redemption:

If, on any annual determination date (other than the final determination date), the closing price of the underlying shares is greater than or equal to the initial share price, the notes will be automatically redeemed for the applicable early redemption payment on the related early redemption date. No further payments will be made on the notes once they have been redeemed.

Early redemption payment:	The early redemption payment will be an amount in cash per stated principal amount (corresponding to a return of approximately 8.85% per annum) for each annual determination date, as follows:
1st determination date: $1,088.50 2nd determination date: $1,177.00
No further payments will be made on the notes once they have been redeemed.
Payment at maturity:

If the notes have not previously been redeemed, you will receive at maturity a cash payment as follows:

●If the final share price is greater than or equal to the initial share price:

$1,265.50

●If the final share price is less than the initial share price:

$1,000

Estimated value on the pricing date:	$988.30 per note. See “Investment Summary” beginning on page 3.
Commissions and issue price:	Price to public(1)	Agent’s commissions and fees(2)	Proceeds to us(3)
Per note	$1,000	$0	$1,000
Total	$385,000	$0	$385,000

(1)The notes will be sold only to investors purchasing the notes in fee-based advisory accounts.

(2)MS & Co. expects to sell all of the notes that it purchases from us to an unaffiliated dealer at a price of $1,000 per note, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per note. MS & Co. will not receive a sales commission with respect to the notes. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for equity-linked notes.

(3)See “Use of proceeds and hedging” on page 17.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying product supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Terms of the Notes” and Additional Information About the Notes” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Equity-Linked Notes dated November 16, 2023 Prospectus dated April 12, 2024

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature due February 3, 2028

Based on the Performance of the VanEck Vectors® Oil Services ETF

Terms continued from previous page:
Share percent change:	(final share price – initial share price) / initial share price
Initial share price:	$276.96, which is the closing price of the underlying shares on the pricing date
Final share price:	The closing price of the underlying shares on the final determination date multiplied by the adjustment factor on such date
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Determination dates:	1st determination date: January 30, 2026 2nd determination date: January 29, 2027 Final determination date: January 31, 2028
The determination dates are subject to postponement for non-trading days and certain market disruption events.
Early redemption dates:	The third business day following the relevant determination date
CUSIP:	61777R5G4
ISIN:	US61777R5G43
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”

January 2025 Page 2

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature due February 3, 2028

Based on the Performance of the VanEck Vectors® Oil Services ETF

Investment Summary

Jump Notes with Auto-Callable Feature

The Jump Notes with Auto-Callable Feature due February 3, 2028 Based on the Performance of the VanEck Vectors® Oil Services ETF (the “notes”) provide investors:

◼the repayment of principal at maturity, subject to our credit risk

◼the possibility of receiving an early redemption payment or payment at maturity greater than the stated principal amount if the underlying shares close at or above the initial share price on an annual determination date

◼no exposure to any decline of the underlying shares if the notes are held to maturity

At maturity, if the notes have not previously been redeemed and the underlying shares have depreciated or have not appreciated at all, you will receive the stated principal amount of $1,000 per note, without any positive return on your investment.

All payments on the notes, including any early redemption payment and the repayment of principal at maturity, are subject to our credit risk.

Maturity:	Approximately 3 years
Interest:	None
Automatic early redemption annually, beginning after one year:

If, on any annual determination date, the closing price of the underlying shares is greater than or equal to the initial share price, the notes will be automatically redeemed for the applicable early redemption payment on the related early redemption date. No further payments will be made on the notes once they have been redeemed.

●1st determination date: January 30, 2026 ●2nd determination date: January 29, 2027 ●Final determination date: January 31, 2028
Early redemption payment:

The early redemption payment will be an amount in cash per stated principal amount (corresponding to a return of approximately 8.85% per annum), as follows:

●1st determination date: $1,088.50

●2nd determination date: $1,177.00

Payment at maturity:

If the notes have not previously been redeemed, you will receive at maturity a cash payment as follows:

●If the final share price is greater than or equal to the initial share price:

$1,265.50

●If the final share price is less than the initial share price:

$1,000

January 2025 Page 3

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature due February 3, 2028

Based on the Performance of the VanEck Vectors® Oil Services ETF

The original issue price of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date is less than $1,000. We estimate that the value of each note on the pricing date is $988.30.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the underlying shares. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying shares, instruments based on the underlying shares, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the early redemption payment amount, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the underlying shares, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

January 2025 Page 4

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature due February 3, 2028

Based on the Performance of the VanEck Vectors® Oil Services ETF

Key Investment Rationale

Jump Notes with Auto-Callable Feature offer investors potential returns based on the performance of the underlying shares and provide for the repayment of principal at maturity. They are for investors who are concerned about principal risk and who are willing to forgo current income in exchange for the possibility of receiving an early redemption payment or payment at maturity greater than the stated principal amount if the underlying shares close at or above the initial share price on an annual determination date.

The following scenarios are for illustrative purposes only to demonstrate how an automatic early redemption payment or the payment at maturity (if the notes have not previously been redeemed) are calculated, and do not attempt to demonstrate every situation that may occur.

Scenario 1: The notes are redeemed prior to maturity

Starting on January 30, 2026, when the underlying shares close at or above the initial share price on any annual determination date, the notes will be automatically redeemed for the applicable early redemption payment on the related early redemption date, corresponding to a return of approximately 8.85% per annum. Investors do not participate in any appreciation of the underlying shares.

Scenario 2: The notes are not redeemed prior to maturity, and investors receive a positive return at maturity

This scenario assumes that the underlying shares close below the initial share price on each annual determination date. Consequently, the notes are not redeemed prior to maturity. On the final determination date, the underlying shares close above the initial share price. At maturity, investors will receive a cash payment per security equal to $1,265.50. Investors do not participate in any appreciation of the underlying shares.

Scenario 3: The notes are not redeemed prior to maturity, and investors receive the stated principal amount at maturity

This scenario assumes that the underlying shares close below the initial share price on each annual determination date. Consequently, the notes are not redeemed prior to maturity. On the final determination date, the underlying shares close at or below the initial share price. At maturity, investors will receive a cash payment equal to the stated principal amount of $1,000, without any positive return on the notes.

January 2025 Page 5

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature due February 3, 2028

Based on the Performance of the VanEck Vectors® Oil Services ETF

Hypothetical Examples

The following hypothetical examples are for illustrative purposes only. Whether the notes are redeemed prior to maturity will be determined by reference to the closing price of the underlying shares on each annual determination date, and the payment at maturity, if the notes are not redeemed early, will be determined by reference to the closing price on the final determination date. The actual initial share price is set forth on the cover of this document. Some numbers appearing in the examples below have been rounded for ease of analysis. All payments on the notes are subject to our credit risk. The below examples are based on the following terms:

Stated Principal Amount:	$1,000
Hypothetical Initial Share Price:	$300.00
Early Redemption Payment:	The early redemption payment will be an amount in cash per stated principal amount (corresponding to a return of approximately 8.85% per annum) for each annual determination date, as follows:
●1st determination date: $1,088.50 ●2nd determination date: $1,177.00
No further payments will be made on the notes once they have been redeemed.
Payment at Maturity:

If the notes have not previously been redeemed, you will receive at maturity a cash payment as follows:

●If the final share price is greater than or equal to the initial share price:

$1,265.50

●If the final share price is less than the initial share price:

$1,000

Automatic Call:

Example 1 — The notes are redeemed following the second determination date (which occurs in January 2027)

Date	Closing Price	Payment (per note)
1st Determination Date	$250.00 (below its initial share price)	--
2nd Determination Date	$330.00 (at or above its initial share price)	$1,177.00

In this example, the closing price on the first determination date is below the initial share price, and the closing price on the second determination date is at or above the initial share price. Therefore the notes are automatically redeemed on the second early redemption date. Investors will receive $1,177.00 per note on the related early redemption date, corresponding to an annual return of approximately 8.85%. No further payments will be made on the notes once they have been redeemed, and investors do not participate in the appreciation of the underlying shares.

January 2025 Page 6

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature due February 3, 2028

Based on the Performance of the VanEck Vectors® Oil Services ETF

Payment at Maturity

In the following examples, the underlying shares close below the initial share price on each annual determination date, and, consequently, the notes are not automatically redeemed prior to, and remain outstanding until, maturity.

Example 1 — The final share price is above the initial share price

Date	Closing Price	Payment (per note)
1st Determination Date	$250.00 (below its initial share price)	--
2nd Determination Date	$200.00 (below its initial share price)	--
Final Determination Date	$330.00 (above its initial share price)	Payment at maturity = $1,265.50

In this example, the closing price is below the initial share price on each of the determination dates before the final determination date, and therefore the notes are not redeemed prior to maturity. On the final determination date, the underlying shares have appreciated 10% from the hypothetical initial share price. At maturity, investors receive the stated principal amount plus a fixed positive return of 26.55%. Because the underlying shares have appreciated from the hypothetical initial share price, the payment at maturity is $1,265.50 per note. Investors do not participate in any appreciation of the underlying shares.

Example 2 — The final share price is at or below the initial share price

Date	Closing Price	Payment (per note)
1st Determination Date	$200.00 (below its initial share price)	--
2nd Determination Date	$250.00 (below its initial share price)	--
Final Determination Date	$150.00 (below its initial share price)	Payment at maturity = $1,000

In this example, the closing price is below the initial share price on each of the determination dates before the final determination date, and therefore the notes are not redeemed prior to maturity. On the final determination date, the final share price is at or below the initial share price, and accordingly, investors receive a payment at maturity equal to the stated principal amount of $1,000 per note, without any positive return on the notes.

January 2025 Page 7

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature due February 3, 2028

Based on the Performance of the VanEck Vectors® Oil Services ETF

Risk Factors

This section describes the material risks relating to the notes. For further discussion of these and other risks you should read the section entitled “Risk Factors” in the accompanying product supplement and prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

Risks Relating to an Investment in the Notes

◼The notes do not pay interest and may not pay more than the stated principal amount at maturity. If the notes are not redeemed prior to maturity and the share percent change is less than 0%, you will receive only the stated principal amount of $1,000 for each note you hold at maturity. As the notes do not pay any interest, if the notes have not been automatically redeemed prior to maturity and the underlying shares do not appreciate sufficiently over the term of the notes, the overall return on the notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity. The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for the possibility of receiving an early redemption payment or payment at maturity greater than or equal to the stated principal amount, based on the performance of the underlying shares.

◼The appreciation potential of the notes is limited by the fixed early redemption payment or payment at maturity specified for each determination date. The appreciation potential of the notes is limited to the fixed early redemption payment specified for each determination date if the underlying shares close at or above its initial share price on any annual determination date, or to the fixed upside payment at maturity if the notes have not been redeemed and the final share price of the underlying shares is at or above its initial share price. In all cases, you will not participate in any appreciation of the underlying shares, which could be significant.

◼If the notes are automatically redeemed prior to maturity, the appreciation potential of the notes is limited by the fixed early redemption payment specified for each of the first two annual determination dates. If the notes are automatically redeemed following any annual determination date, the appreciation potential of the notes is limited to the fixed early redemption payment specified for each such determination date. No further payments will be made on the notes once they have been redeemed, and you will not participate in any appreciation of the underlying shares if the notes are redeemed early.

◼The automatic early redemption feature may limit the term of your investment to as short as approximately one year. If the notes are redeemed early, you may not be able to reinvest at comparable terms or returns. The term of your investment in the notes may be limited to as short as approximately one year by the automatic early redemption feature of the notes. If the notes are redeemed prior to maturity, you may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

◼The market price of the notes will be influenced by many unpredictable factors. Several factors will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including the value of the underlying shares at any time, the volatility (frequency and magnitude of changes in value) and dividends of the underlying shares and of the stocks composing the MVIS® US Listed Oil Services 25 Index (the “share underlying index”), interest and yield rates in the market, time remaining until the notes mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying shares or equities markets generally and which may affect the final share price of the underlying shares, the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor, and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above. The price of the underlying shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “VanEck Vectors® Oil Services ETF Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per note if you try to sell your notes prior to maturity.

◼The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on our ability to pay

January 2025 Page 8

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature due February 3, 2028

Based on the Performance of the VanEck Vectors® Oil Services ETF

all amounts due on the notes at maturity and therefore you are subject to our credit risk. The notes are not guaranteed by any other entity. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

◼As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

◼The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

◼The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the notes will be influenced by many unpredictable factors” above.

◼Investing in the notes is not equivalent to investing in the underlying shares or the stocks composing the share underlying index. Investing in the notes is not equivalent to investing in the underlying shares, the share

January 2025 Page 9

Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature due February 3, 2028

Based on the Performance of the VanEck Vectors® Oil Services ETF

underlying index or the stocks that constitute the share underlying index. Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other right with respect to the underlying shares or the stocks that constitute the share underlying index.

◼The notes will not be listed on any securities exchange and secondary trading may be limited. Accordingly, you should be willing to hold your notes for the entire 3-year term of the notes. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

◼The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes. As calculation agent, MS & Co. will determine the initial share price, whether the notes will be redeemed on the relevant early redemption date and the final share price, and will calculate the amount of cash you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the closing price in the event of a market disruption event or discontinuance of the share underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Description of Equity-Linked Notes—Supplemental Redemption Amount,” “—Calculation Agent and Calculations,” “—Alternate Exchange Calculation in the Case of an Event of Default” and “—Discontinuance of Any Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement for equity-linked notes. In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

◼Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the notes (and to other instruments linked to the underlying shares or the share underlying index), including trading in the underlying shares as well as in other instruments related to the underlying shares or the share underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final determination date approaches. Some of our affiliates also trade the underlying shares or the stocks that constitute the share underlying index and other financial instruments related to the underlying shares or the share underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share price, and, therefore, could increase the price at or above which the underlying shares must close on the determination dates so that the notes are redeemed prior to maturity for the early redemption payment, and the price at or above which the underlying shares must close on the final determination date (if the notes are not redeemed prior to maturity) so that you receive a positive return on the notes at maturity. Additionally, such hedging or trading activities during the term of the notes, including on the determination dates, could adversely affect the closing price of the underlying shares on the determination dates, and, accordingly, whether we redeem the notes prior to maturity and the amount of cash an investor will receive at maturity.

Risks Relating to the Underlying Shares

◼Investing in the notes exposes investors to risks associated with investments in securities with a concentration in the oil services industry. All or substantially all of the equity securities held by the VanEck Vectors® Oil Services ETF are issued by companies whose primary line of business is directly associated with the

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Morgan Stanley Finance LLC

Jump Notes with Auto-Callable Feature due February 3, 2028

Based on the Performance of the VanEck Vectors® Oil Services ETF

oil services sector. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. The profitability of oil services companies is related to worldwide energy prices, including all sources of energy and exploration and production spending. The price of energy, the earnings of oil services companies and the value of these companies’ securities are subject to significant volatility. Oil services companies are also subject to risks of changes in exchange rates and the price of oil and gas, changes in prices for competitive energy services, changes in the global supply of and demand for oil and gas, government regulation, the imposition of import controls, world events, negative perception, depletion of resources and general economic conditions, development of alternative energy sources, energy conservation efforts, technological developments and labor relations, as well as market, economic, social and political risks of the countries where oil services companies are located or do business. Oil services companies operate in a highly competitive and cyclical industry, with intense price competition.

Oil services companies are exposed to significant and numerous operating hazards. Oil services companies can be significantly affected by natural disasters and adverse weather conditions in the regions in which they operate. The revenues of oil services companies may be negatively affected by contract termination and renegotiation. Oil services companies are subject to, and may be adversely affected by, extensive federal, state, local and foreign laws, rules and regulations. Oil services companies may also be adversely affected by environmental damage claims and other types of litigation. Changes to environmental protection laws, including the implementation of policies with less stringent environmental protection standards and those geared away from sustainable energy development, could lead to fluctuations in supply, demand and prices of oil and gas. The international operations of oil services companies expose them to risks associated with instability and changes in economic and political conditions, social unrest and acts of war, foreign currency fluctuations, changes in foreign regulations and other risks inherent to international business. Additionally, changes to U.S. trading policies could cause friction with certain oil producing countries and between the governments of the United States and other major exporters of oil to the United States. Some oil services companies are engaged in other lines of business unrelated to oil services, and they may experience problems with these lines of business, which could adversely affect their operating results. The operating results of these companies may fluctuate as a result of these additional risks and events in the other lines of business. In addition, a company’s ability to engage in new activities may expose it to business risks with which it has less experience than it has with the business risks associated with its traditional businesses. Despite a company’s possible success in traditional oil services activities, there can be no assurance that the other lines of business in which these companies are engaged will not have an adverse effect on a company’s business or financial condition.

These factors could affect the oil services sector and could affect the value of the securities held by the VanEck Vectors® Oil Services ETF and the price of the VanEck Vectors® Oil Services ETF during the term of the notes, which may adversely affect the value of your notes.

◼Adjustments to the underlying shares or to the share underlying index could adversely affect the value of the notes. The investment adviser to the Fund, Van Eck Associates Corporation (the “Investment Adviser”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the share underlying index. Pursuant to its investment strategy or otherwise, the Investment Adviser may add, delete or substitute the stocks composing the Fund. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the notes. The publisher of the share underlying index is responsible for calculating and maintaining the share underlying index. The publisher may add, delete or substitute the stocks constituting the share underlying index or make other methodological changes that could change the value of the share underlying index, and, consequently, the price of the underlying shares and the value of the notes. The publisher of the share underlying index may discontinue or suspend calculation or publication of the share underlying index at any time. If trading in the underlying shares is permanently discontinued and/or the Fund is liquidated or otherwise terminated, and the publisher subsequently discontinues publication of the share underlying index, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued share underlying index and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates. Any of these actions could adversely affect the price of the underlying shares, and, consequently, the value of the notes.

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◼The performance and market price of the Fund, particularly during periods of market volatility, may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the Fund. The Fund does not fully replicate the share underlying index and may hold securities that are different than those included in the share underlying index.  In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of the share underlying index.  All of these factors may lead to a lack of correlation between the performance of the Fund and the share underlying index.  In addition, corporate actions (such as mergers and spin-offs) with respect to the equity securities underlying the Fund may impact the variance between the performances of the Fund and the share underlying index.  Finally, because the shares of the Fund are traded on an exchange and are subject to market supply and investor demand, the market price of one share of the Fund may differ from the net asset value per share of the Fund.

In particular, during periods of market volatility, or unusual trading activity, trading in the securities underlying the Fund may be disrupted or limited, or such securities may be unavailable in the secondary market.  Under these circumstances, the liquidity of the Fund may be adversely affected, market participants may be unable to calculate accurately the net asset value per share of the Fund, and their ability to create and redeem shares of the Fund may be disrupted. Under these circumstances, the market price of shares of the Fund may vary substantially from the net asset value per share of the Fund or the level of the share underlying index.

For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the Fund.  Any of these events could materially and adversely affect the price of the shares of the Fund and, therefore, the value of the notes.  Additionally, if market volatility or these events were to occur on a determination date, the calculation agent would maintain discretion to determine whether such market volatility or events have caused a market disruption event to occur, and such determination would affect whether the notes are redeemed prior to maturity or the payment at maturity of the notes.  If the calculation agent determines that no market disruption event has taken place, the payment at maturity would be based solely on the published closing price per share of the Fund on the determination date, even if the Fund’s shares are underperforming the share underlying index or the component securities of the share underlying index and/or trading below the net asset value per share of the Fund.

◼The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares. MS & Co., as calculation agent, will adjust the adjustment factor for certain events affecting the underlying shares. However, the calculation agent will not make an adjustment for every event that could affect the underlying shares. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the notes may be materially and adversely affected.

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VanEck Vectors® Oil Services ETF Overview

The VanEck Vectors® Oil Services ETF is an exchange-traded fund that seeks to replicate, as closely as possible, the price and yield performance, before fees and expenses, of the MVIS® US Listed Oil Services 25 Index. The VanEck Vectors® Oil Services ETF is managed by VanEck Vectors® ETF Trust (the “Trust”), a registered investment company that consists of numerous separate investment portfolios, including the VanEck Vectors® Oil Services ETF. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by the Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-123257 and 811-10325, respectively, through the Commission’s website at www.sec.gov. In addition, information may be obtained from other publicly available sources. Neither the issuer nor the agent makes any representation that any such publicly available information regarding the underlying shares is accurate or complete.

Information as of market close on January 31, 2025:

Bloomberg Ticker Symbol:	OIH UP
Current Share Price:	$276.96
52 Weeks Ago:	$292.52
52 Week High (on 4/5/2024):	$349.35
52 Week Low (on 12/23/2024):	$260.96

The following graph sets forth the historical daily closing prices of the underlying shares for the period from January 1, 2020 through January 31, 2025. The related table sets forth the historical high and low closing prices, as well as end-of-quarter closing prices, of the underlying shares for each quarter in the same period. The closing price of the underlying shares on January 31, 2025 was $276.96. We obtained the information in the graph and table below from Bloomberg Financial Markets, without independent verification. The underlying shares have at times experienced periods of high volatility. The historical prices of the underlying shares should not be taken as an indication of future performance, and no assurance can be given as to the closing price of the underlying shares at any time, including on the determination dates.

VanEck Vectors® Oil Services ETF Daily Closing Prices January 1, 2020 to January 31, 2025

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VanEck Vectors® Oil Services ETF (CUSIP 92189H607)	High ($)	Low ($)	Period End ($)
2020
First Quarter	275.20	67.80	80.40
Second Quarter	173.58	75.20	121.88
Third Quarter	141.91	97.37	97.71
Fourth Quarter	167.32	90.72	154.00
2021
First Quarter	226.60	156.79	191.14
Second Quarter	244.64	174.22	218.93
Third Quarter	227.85	167.67	197.01
Fourth Quarter	227.37	174.93	184.84
2022
First Quarter	293.52	197.29	282.55
Second Quarter	312.59	221.34	232.60
Third Quarter	255.97	198.76	211.21
Fourth Quarter	319.02	226.28	304.05
2023
First Quarter	331.44	257.38	277.13
Second Quarter	293.50	246.78	287.60
Third Quarter	362.30	288.02	345.04
Fourth Quarter	350.37	293.12	309.52
2024
First Quarter	336.33	282.55	336.33
Second Quarter	349.35	295.30	316.18
Third Quarter	337.37	268.61	283.71
Fourth Quarter	307.26	260.96	271.23
2025
First Quarter (through January 31, 2025)	299.62	276.18	276.96

This document relates only to the notes referenced hereby and does not relate to the underlying shares. We have derived all disclosures contained in this document regarding the Trust from the publicly available documents described above. In connection with the offering of the notes, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Trust. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the Trust is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we priced the notes) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Trust could affect the value received with respect to the notes and therefore the value of the notes.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with the Trust. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the underlying shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the notes under the securities laws. As a purchaser of the notes, you should undertake an independent investigation of the Trust as in your judgment is appropriate to make an informed decision with respect to an investment linked to the underlying shares.

MVIS® US Listed Oil Services 25 Index. The MVIS® US Listed Oil Services 25 Index is designed to track the performance of the largest and most liquid U.S.-listed companies that derive at least 50% (25% for current components) of their revenues from oil services to the upstream oil sector.

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Additional Terms of the Notes

Please read this information in conjunction with the terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement or prospectus, the terms described herein shall control.
Denominations:	$1,000 and integral multiples thereof
Interest:	None
Share underlying index:	MVIS® US Listed Oil Services 25 Index
Share underlying index publisher:	MV Index Solutions GmbH, or any successor thereof
Bull or bear notes:	Bull notes
Call right:	The notes are not subject to an issuer discretionary call right.
Postponement of maturity date and early redemption dates:

If any determination date is postponed due to a non-trading days or certain market disruption events so that it falls less than two business days prior to the relevant scheduled early redemption date or maturity date, as applicable, the early redemption date or maturity date, as applicable, will be postponed to the second business day following that determination date as postponed, and no adjustment will be made to any early redemption payment or the payment at maturity made on such postponed date.

Equity-linked notes:

All references to “equity-linked notes” or related terms in the accompanying product supplement for equity-linked notes shall be deemed to refer to jump notes with auto-callable feature when read in conjunction with this document.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Issuer notice to registered note holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the final determination date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the notes by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile, confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the notes in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual final determination date for determining the final share price.

In the event that the notes are subject to early redemption, the issuer shall, (i) on the business day following the applicable determination date, give notice of the early redemption and the early redemption payment, including specifying the payment date of the amount due upon the early redemption, (x) to each registered holder of the notes by mailing notice of such early redemption by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (y) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (z) to the depositary by telephone or facsimile confirmed by mailing such notice to the depositary by first class mail, postage prepaid and (ii) on or prior to the early redemption date, deliver the aggregate cash amount due with respect to the notes to the trustee for delivery to the depositary, as holder of the notes. Any notice that is mailed to a registered holder of the notes in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. This notice shall be given by the issuer or, at the issuer’s request, by the trustee in the name and at the expense of the issuer, with any such request to be accompanied by a copy of the notice to be given.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the payment at maturity on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date and (ii) deliver the aggregate cash amount due with respect to the notes to the trustee for delivery to the depositary, as holder of the notes, on the maturity date.

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Additional Information About the Notes

Additional Information:
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders.” Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying product supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of the payments on the notes. Although it is not clear how the comparable yield should be determined for notes that may be automatically redeemed before maturity, our counsel has advised that it is reasonable to determine the comparable yield based on the stated maturity date. In addition, any gain recognized by U.S. taxable investors on the sale or exchange (including early redemption), or at maturity, of the notes generally will be treated as ordinary income. We have determined that the “comparable yield” for the notes is a rate of 4.7430% per annum, compounded semi-annually. Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a single projected amount equal to $ 1,150.7947 due at maturity.

You should read the discussion under “United States Federal Taxation” in the accompanying product supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of interest income (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD

INTEREST INCOME DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)

TOTAL INTEREST INCOME DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD

Original Issue Date through June 30, 2025

$19.1038

$19.1038

July 1, 2025 through December 31, 2025

$24.1680

$43.2718

January 1, 2026 through June 30, 2026

$24.7412

$68.0130

July 1, 2026 through December 31, 2026

$25.3279

$93.3409

January 1, 2027 through June 30, 2027

$25.9286

$119.2695

July 1, 2027 through December 31, 2027

$26.5435

$145.8130

January 1, 2028 through the Maturity Date

$4.9817

$150.7947

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of interest income and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payments that will be made on the notes.

If you are a non-U.S. investor, please also read the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

As discussed in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an Internal Revenue Service (“IRS”) notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the notes do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the notes should not be Specified Securities and, therefore, should not be subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential

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application of Section 871(m) to the notes.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

Use of proceeds and hedging:

The proceeds from the sale of the notes will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per note issued, because, when we enter into hedging transactions in order to meet our obligations under the notes, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the notes borne by you and described beginning on page 4 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the notes.

On or prior to the pricing date, we expect to hedge our anticipated exposure in connection with the notes by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the underlying shares, in futures and/or options contracts on the underlying shares, and any component stocks of the share underlying index listed on major securities markets or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could increase the price of the underlying shares on the pricing date, and, therefore (i) the price at or above which the underlying shares must close on the determination dates so that the notes are redeemed prior to maturity for the early redemption payment and (ii) the price at or above which the underlying shares must close on the final determination date, if the notes are not redeemed prior to maturity, so that you would receive at maturity a payment that exceeds the stated principal amount of the notes. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the notes, including on the determination date, by purchasing and selling the underlying shares, futures or options contracts on the underlying shares or component stocks of the share underlying index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. We cannot give any assurance that our hedging activities will not affect the price of the underlying shares, and, therefore, adversely affect the value of the notes or the payment you will receive at maturity. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

MS & Co. expects to sell all of the notes that it purchases from us to an unaffiliated dealer at a price of $1,000 per note, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per note. MS & Co. will not receive a sales commission with respect to the notes.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Validity of the notes:

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the notes offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such notes will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the notes and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 26, 2024, which is Exhibit 5-a to Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 filed by Morgan Stanley on February 26, 2024.

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Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for Equity-Linked Notes) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for Equity-Linked Notes and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying product supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the product supplement for Equity-Linked Notes and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Equity-Linked Notes dated November 16, 2023

Prospectus dated April 12, 2024

Terms used but not defined in this document are defined in the product supplement for Equity-Linked Notes or in the prospectus.

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